Exhibit No. 7

Q & A Regarding the Spin-off and Capital Reduction

THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN INVOLVE THE SECURITIES OF FOREIGN COMPANIES. THE SPIN-OFF AND CAPITAL REDUCTION DESCRIBED HEREIN ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS AND OTHER FINANCIAL OR ACCOUNTING DATA REFERRED TO IN, OR ENCLOSED WITH THIS NOTICE, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH, FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THOSE ACCEPTED IN THE UNITED STATES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE EACH OF THE COMPANY, PEGATRON CORPORATION AND PEGATRON INVESTMENT HOLDING CO., LTD. IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF THEIR OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.

Q&A for ASUS and Pegatron – Spin-off and Capital Reduction Plan

Q:	How did Pegatron decide the spin-off timeframe and how did it decide 75% shares distributed to the (ASUS’) shareholders?

A:
From the perspective of companies’ operations, we actually wish ASUS could unload the shares of Pegatron even earlier. In the past year, Pegatron devoted itself to adjusting its business operations; however, our customers’ concerns about branding-business and ODM business still under ASUS’ umbrella (although ODM business is run by Pegatron) remain. The concerns could only be removed by the reduction of ASUS’ shareholding in Pegatron. The Spin-off will actually help ASUS to achieve that. After the announcement of the Spin-off plan, the management at Pegatron have received positive responses from quite a few key customers. The management teams in ASUS and Pegatron both intend to further lower down ASUS’ shareholding in Pegatron as soon as applicable. However, it would cause the shareholders to bear high tax rates, if ASUS elected to distribute entire Pegatron shares to the shareholders. Therefore, ASUS chose to distribute 75% of Pegatron shares to the shareholders at the first step. The distribution will require ASUS to reduce paid-in capital and other equity accounts, like Capital Surplus and Retained Earnings which is subject to tax implication. In order to minimize the taxable income from this distribution for the shareholders, ASUS plans to reduce its capital by 85% and reduce (distribute) retained earnings by only 9%. Reduction of retained earnings is deemed as distribution of retained earning to shareholders, which is considered taxable income to the shareholders. 9% reduction of retained earning is to help the shareholder to have lower tax exposure. At the same time, ASUS will distribute cash dividends. The expected dividends to be received by the shareholder shall exceed shareholder’s tax payable from the Pegatron share distributions. Substracting the tax payable from the cash dividends, the shareholders shall still enjoy positive cash inflow, meaning no cash payout for the shareholders from the distributions.

Q:	Why does ASUS elect to do capital reduction?

A:
Because of Pegatron’s sizeable net worth, it is difficult to seek financial investors to take up the shares of Pegatron from ASUS. We believe through capital reduction and distribution of Pegatron shares to the shareholders is the fastest and most effective solution. If we adopt M&A approach, there exists valuation mechanism which could potentially underestimate Pegatron’s true value and the shareholder will suffer. Therefore we ruleed that approach out.

Q:	Some institutional investors as required by regulation or their internal charters, they can not hold the unlisted shares. How will the Companies respond to this?

A:
Based on the current plan, Pegatron’s fastest IPO time is on the first ten-day period of August 2010 and the IPO time won’t later than the middle of September 2010. ASUS expected relisting time is July 23, 2010 . Potentially there are two weeks of time difference for the two companies’ listing. We will make efforts to communicate with the authorities and seek for concurrent listing for both companies to remove shareholders’ concerns and inconvenience.

Q:	Shareholders are concerned about transparency of Pegatron’s financial status. How can they do the valuation of Pegatron?

A:
Pegatron will disclose its financials on a quarterly basis. As far as we know, before its IPO, the local mutual funds normally will use the acquisition cost (net worth acquired) for the valuation. After IPO the valuation will be based on the market prices. We expect that Pegatron’s market prices after IPO should be higher than its net worth as Pegatron has been in profitable operations. Moreover, Pegatron owns three listed companies at the moment, namely Asrock, Kinsus, and Ability whose market values are high. In all, Pegatron’s true valuation shall be higher than its net worth.

Q:	Will those shareholders who are not pro for the capital reduction be forced to accept this proposal?

A:
The Board of Directors resolved to hold a general shareholder meeting on February 9, 2010. The proposal will be effective on the condition that 2/3 of total shareholders present and 1/2 of these presenting shareholders agree. We understand there is liquidity issue in a short-term and that may cause investors to have short-term concerns. However, we expect that when Pegatron removes the concerns from the key customers after this spin-off, it can further demonstrate its capability to design, manufacture etc. It will be back on track of its operations. In a longer-term, the Spin-off shall have value creation for both ASUS and Pegatron.